Exhibit 99.1

JWC ACQUISITION CORP.’S STOCKHOLDERS APPROVE

BUSINESS COMBINATION WITH THE TILE SHOP

Boston, Massachusetts — August 16, 2012 — JWC Acquisition Corp. (OTCBB: JWCA; JWCAW; JWCAU) (the “Company”), announced that, at a special meeting of stockholders held today, its stockholders approved (i) the proposal to adopt the contribution and merger agreement pursuant to which, through a series of transactions, the Company and The Tile Shop, LLC (“The Tile Shop”) would be combined under a new holding company named Tile Shop Holdings, Inc. (“TS Holdings”) and (ii) the proposal to amend the Company’s charter to change the date by which the Company must complete a business combination from August 23, 2012 to August 30, 2012. Approximately 82% of the outstanding shares of common stock of the Company were voted in favor of the proposal to adopt the contribution and merger agreement, and approximately 75% of the outstanding shares of common stock of the Company were voted in favor of the proposal to adopt the charter amendment. The Company’s stockholders elected to have the Company redeem 5,500,000 shares of the Company’s common stock, thereby satisfying the maximum redemption closing condition in the contribution and merger agreement. The Company expects the business combination to close during the week of August 20, 2012.

About JWC Acquisition Corp.

JWC Acquisition Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving JWC Acquisition Corp. and one or more businesses. JWC Acquisition Corp. is a Delaware corporation formed in 2010. Its securities are quoted on the OTC Bulletin Board under the ticker symbols JWCA, JWCAW and JWCAU.

About The Tile Shop

The Tile Shop is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Tile Shop offers a wide selection of products, attractive prices, and exceptional customer service in an extensive showroom setting. The Tile Shop operates 61 stores in 20 states, with an average size of 23,000 square feet. The Tile Shop also sells its products on its website, www.tileshop.com.

DISCLAIMER

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the contribution and merger agreement; (2) the outcome of any legal proceedings that may be instituted against the Company, The Tile Shop, TS Holdings, or others following announcement of the contribution and merger agreement and the business combination; (3) the inability to complete the business combination due to the failure to satisfy the conditions to closing in the contribution and merger agreement; (4) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the business combination; (5) the risk that the business combination would disrupt current plans and operations as a result of the announcement and consummation of the business combination described herein; (6) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain its key employees; (7) costs related to the business combination; (8) changes in applicable laws or regulations; (9) the possibility that TS Holdings, The Tile Shop or the Company may be adversely affected by other economic, business, and/or competitive factors; and (10) other risks and uncertainties indicated from time to time in filings with the SEC by the Company or TS Holdings.

Investors are referred to the most recent reports filed with the SEC by the Company. Investors are cautioned not to place undue reliance upon any forward looking statements, which speak only as of the date made, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.